EXHIBIT 21.1

LIST OF SUBSIDIARIES

OF

NPS PHARMACEUTICALS, INC.

•	NPS Services, L.C.

(Nevada limited liability company)

•	NPS Holdings Company

(incorporated in the Province of Nova Scotia, Canada)

•	NPS Allelix Inc.

(incorporated in the Province of Nova Scotia, Canada)

•	NPS Allelix Corp.

(incorporated in the Province of Ontario, Canada)

•	Cinacalcet Royalty Sub LLC

(Delaware limited liability company)